UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2012

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17CFR 240.13c-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On January 20, 2012, the following actions were taken with respect to the compensation of the Company’s Chief Executive Officer (“CEO”) and other “named executive officers” (as that term is defined in Item 402 of Regulation S-K) of the Company.

Approval of 2011 Executive Short-Term Incentive Compensation Program Awards

The 2011 Executive Short-Term Incentive Compensation Program (the “2011 IC Program”) awards for the CEO and other named executive officers (“NEOs”) were approved. The following table lists 2011 IC Program awards for our CEO and the NEOs identified below:

Executive Officer	Title	Cash Award	Restricted Stock Award (Shares)	Total 2011 IC Program Award Value
Frederick H. Eppinger	President and CEO	$200,000	13,750	$706,138

Marita Zuraitis	EVP–President, P&C Insurance	$100,000	5,750	$311,658

David Greenfield	EVP and Chief Financial Officer	$65,000	5,500	$267,455

J. Kendall Huber	EVP and General Counsel	$55,000	3,750	$193,038

Gregory Tranter	EVP, Chief Information Officer and Chief Operations Officer	$50,000	3,250	$169,633

The 2011 IC Program is historically a cash program. However, for executive officers, including the NEOs listed above, the Compensation Committee decided to pay approximately 70% of the total award value in restricted stock in lieu of cash. The restricted stock vests on the second anniversary of the date of grant. Prior to vesting, such shares are subject to forfeiture and restrictions on sale. Participants must be employees of the Company as of the vesting date for the restricted stock to vest, except as otherwise provided with regard to death, disability or change-in-control.

Approval of the 2012 Executive Short-Term Incentive Compensation Program

The 2012 Executive Short-Term Incentive Compensation Program (the “2012 IC Program”) for the CEO and certain other executive officers, including the Company’s other NEOs, was approved. The 2012 IC Program was established pursuant to the Company’s shareholder approved 2009 Short-Term Incentive Compensation Plan (filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K). Individual awards for the NEOs provide for target awards ranging from 65% to 120% of base salary. The actual amount of the award, however, may range from zero to a maximum of 200% of target, based on the Company achieving certain levels of adjusted segment income. The actual amount of each executive officer’s award, however, is dependent on the level of achievement of the Company’s performance targets, such executive officer’s individual performance and such other factors as the Compensation Committee may determine, but in no event may any such award exceed the amount determined in accordance with the pre-established adjusted segment income performance metric. For 2012, awards, if any, are payable in the first fiscal quarter of 2013.

Approval of the 2012 Long-Term Incentive Program

The 2012 Long-Term Incentive Program (the “2012 LTIP”) for the CEO and other executive officers, including the Company’s other NEOs, was approved. The 2012 LTIP was established pursuant to the Company’s 2006 Long-Term Incentive Plan (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K) (the “2006 Plan”). As applied to the CEO, the 2012 LTIP provides for awards of performance-based restricted stock units (“PBRSUs”) and Stock Options (“Options”). As applied to the other NEOs, and certain other executive officers of the Company, the 2012 LTIP provides for awards of PBRSUs, Options and time-based restricted stock units (“RSUs”).

The PBRSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant, but only to the extent the Company’s three year (2012-2014) average relative total shareholder return (TSR) as compared to a pre-established peer group places the Company’s performance above a certain percentile. Participants must be employees of the Company as of the vesting dates for the PBRSUs to vest, except as otherwise provided with regard to death, disability or change-in-control. The actual PBRSU award may be as low as zero, and as high as 150% of the target award, based on the three-year average relative TSR actually achieved.

The RSUs vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Participants must be employees of the Company as of the vesting dates for the RSUs to vest, except as otherwise provided with regard to death, disability or change-in-control.

The Options vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Participants must be employees of the Company as of the vesting dates for the Options to vest, except as otherwise provided with regard to disability or change-in-control. Each Option has a ten year term and an exercise price of $36.81 per share, which was the closing price per share of THG’s common stock as reported on the New York Stock Exchange on the date of grant (January 20, 2012).

The following table sets forth the number of PBRSUs (at target), RSUs and Options granted to the following executive officers.

Executive Officer	Title	PBRSUs	RSUs	Options
Frederick H. Eppinger	President and CEO	45,000	0	120,000

Marita Zuraitis	EVP–President, P&C Insurance	10,000	10,000	50,000

David Greenfield	EVP, Chief Financial Officer	7,500	7,500	45,000

J. Kendall Huber	EVP and General Counsel	4,500	4,500	22,500

Gregory Tranter	EVP, Chief Information Officer and Chief Operations Officer	4,500	4,500	22,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.
(Registrant)

Date: January 25, 2012	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General Counsel and Asst. Secretary

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